EXHIBITS 5.1 AND 23.1

MCKEE NELSON LLP
One Battery Park Plaza
New York, New York 10004

February 28, 2007

Securitized Asset Backed Receivables LLC

200 Park Avenue

New York, New York 10166

Re:

Securitized Asset Backed Receivables LLC

Registration Statement on Form S-3

(No. 333-130543)

Ladies and Gentlemen:

We have acted as counsel for Securitized Asset Backed Receivables LLC (the “Depositor”) in connection with the issuance by C-BASS 2007-CB2 Trust (the “Trust”) of the C-BASS Mortgage Loan Asset-Backed Certificates, Series 2007-CB2 (the “Certificates”) pursuant to a prospectus dated December 11, 2006 (the “Base Prospectus”), as supplemented by a prospectus supplement dated February 26, 2007 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).  A Registration Statement on Form S-3 relating to the Certificates (No. 333-130543) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and was declared effective on March 2, 2006.  As set forth in the Prospectus, the Certificates will be issued pursuant to the terms of a Pooling and Serving Agreement, dated as of February 1, 2007 (the “Pooling and Servicing Agreement”), among the Depositor, Litton Loan Servicing LP, as servicer, Credit-Based Asset Servicing & Securitization LLC, as seller, and LaSalle Bank National Association, as trustee (the “Trustee”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

We have examined a form of the Pooling and Servicing Agreement, forms of the Certificates, and the Prospectus.  We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions hereinafter expressed.  In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of copies of documents submitted to us and compliance with the Pooling and Servicing Agreement by the parties thereto.

Based upon the foregoing, we are of the opinion that when the issuance, execution and delivery of the Certificates have been authorized by all necessary action of the Trust in accordance with the provisions of the Pooling and Servicing Agreement, and when such Offered Certificates have been duly executed and delivered, authenticated by the Trustee and delivered against payment therefor  pursuant to the Underwriting Agreement, dated as of February 26, 2007 between the Depositor and the underwriters named therein, assuming that the terms of the Certificates are otherwise in compliance with applicable law at such time, the Certificates will be legally issued, fully paid and non-assessable.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus Supplement.

/s/ MCKEE NELSON LLP

MCKEE NELSON LLP